PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Income from continuing operations	$27,836	$23,456	$77,509	$72,357
Interest expense	1,261	875	3,621	2,586

Earnings from continuing operations available to cover fixed charges	$29,097	$24,331	$81,130	$74,943

Fixed charges (1)	$1,261	$875	$3,621	$2,586
Preferred stock dividends	10,450	10,080	31,349	33,958
Preferred partnership distributions	99	984	(7,091)	4,118

Combined fixed charges and preferred distributions	$11,810	$11,939	$27,879	$40,662

Ratio of earnings from continuing operations to fixed charges	23.1	27.8	22.4	29.0

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	2.5	2.0	2.9	1.8

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
Income from continuing operations	$96,401	$91,442	$84,188	$80,683	$77,707
Interest expense	3,534	3,552	3,952	4,130	2,575

Earnings from continuing operations available to cover fixed charges	$99,935	$94,994	$88,140	$84,813	$80,282

Fixed charges (1)	$3,534	$3,552	$3,952	$4,130	$2,575
Preferred stock dividends	46,214	17,440	46,630	50,937	47,933
Preferred partnership distributions	5,103	(2,569)	7,007	6,854	11,155

Combined fixed charges and preferred distributions	$54,851	$18,423	$57,589	$61,921	$61,663

Ratio of earnings from continuing operations to fixed charges	28.3	26.7	22.3	20.5	31.2

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.8	5.2	1.5	1.4	1.3

(1)	Fixed charges include interest expense.

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PS BUSINESS PARKS, INC.

EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
FFO	$38,783	$33,695	$116,971	$92,717
Interest expense	1,261	875	3,621	2,586
Net income allocable to noncontrolling interests — preferred units	99	984	(7,091)	4,118
Preferred stock dividends	10,450	10,080	31,349	33,958

FFO available to cover fixed charges	$50,593	$45,634	$144,850	$133,379

Fixed charges (1)	$1,261	$875	$3,621	$2,586
Preferred stock dividends (2)	10,450	10,080	31,349	32,104
Preferred partnership distributions (2)	99	984	298	3,536

Combined fixed charges and preferred distributions paid	$11,810	$11,939	$35,268	$38,226

Ratio of adjusted FFO to fixed charges	40.1	52.2	40.0	51.6

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	4.3	3.8	4.1	3.5

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
FFO	$124,420	$163,074	$131,558	$122,405	$106,235
Interest expense	3,534	3,552	3,952	4,130	2,575
Net income allocable to noncontrolling interests — preferred units	5,103	(2,569)	7,007	6,854	11,155
Preferred stock dividends	46,214	17,440	46,630	50,937	47,933

FFO available to cover fixed charges	$179,271	$181,497	$189,147	$184,326	$167,898

Fixed charges (1)	$3,534	$3,552	$3,952	$4,130	$2,575
Preferred stock dividends (2)	42,730	44,662	50,858	50,937	44,553
Preferred partnership distributions (2)	4,521	5,848	7,007	6,854	9,789

Combined fixed charges and preferred distributions paid	$50,785	$54,062	$61,817	$61,921	$56,917

Ratio of adjusted FFO to fixed charges	50.7	51.1	47.9	44.6	65.2

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.5	3.4	3.1	3.0	2.9

(1)	Fixed charges include interest expense.

(2)	Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.

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